Exhibit (d)(65)

FORM OF FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of _________ by NORTHERN TRUST INVESTMENTS, N.A. (“NTI”).

WHEREAS, Northern Funds (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, NTI (the “Adviser”) serves as the investment adviser to the Money Market Fund, the California Municipal Money Market Fund, the Municipal Money Market Fund, the U.S. Government Money Market Fund and the U.S. Government Select Money Market Fund of the Trust (the “Funds”), pursuant to an Amended and Restated Investment Advisory and Ancillary Services Agreement dated January 29, 2008, as amended, (the “Investment Advisory Agreement”); and

WHEREAS, the Adviser desires to make a permanent reduction of its contractual fee rates under the Investment Advisory Agreement for the Funds; and

WHEREAS, the Adviser represents that the quality and quantity of its services under the Investment Advisory Agreement will not be affected by this commitment and that its obligations under the Investment Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

1. Effective on the date hereof, the Adviser reduces permanently its contractual fee rate under the Investment Advisory Agreement for the Funds as follows:

For the services provided and the expenses assumed by the Adviser pursuant to the Investment Advisory Agreement, the Trust will pay to the Adviser, as full compensation therefor, a fee at the following annual rate of the Funds’ average net assets, which fee will be computed based on the net assets of the Funds on each day and will be paid monthly:

FUND	ANNUAL FEE RATE
Money Market Fund	0.25%
California Municipal Money Market Fund	0.25%
Municipal Money Market Fund	0.25%
U.S. Government Money Market Fund	0.25%
U.S. Government Select Money Market Fund	0.25%

2. Any future amendment to increase or otherwise reinstate the contractual fee rate under the Investment Advisory Agreement for the Funds as in effect prior to the date hereof must be approved by the shareholders of the Funds as and to the extent required by the 1940 Act.

3. This Fee Reduction Commitment shall be attached to and made a part of the Investment Advisory Agreement.

4. The Investment Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, the Adviser has caused this instrument to be executed by its officers designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, N.A.

Attest:	By:
(Authorized Officer)

ACCEPTED AND AGREED:

NORTHERN FUNDS

By:
Title: